EXHIBIT 99.1

CLIENT:                                          LORACA INTERNATIONAL, INC.
                                                 CONTACT: Bernard Guy, President
                                                          (206) 332-0400

                                  NEWS RELEASE

    Loraca International Completes Acquisition of Loan Origination, Servicing
                       and Insurance Operations Facility

Company Merges with The Lexus Companies, Inc., and Its Wholly-owned Subsidiary Calumet Securities Corporation

     Seattle, WA, April 17, 2000--Loraca International, Inc. (OTC/BB: LCAI), an emerging business-to-business e-finance services holding company, today announced the completion of the merger with The Lexus Companies, Inc., and its wholly-owned subsidiary, Calumet Securities Corporation, a mortgage banking and insurance firm located in Schererville, Indiana. The purchase price was 377,778 shares of Loraca International, Inc. common stock and $2.3 million of floating rate convertible subordinated notes. The transaction will be accounted for as a purchase.

     "We are please to announce the acquisition of The Lexus Companies and its wholly-owned subsidiary, Calumet Securities Corporation," commented Ron Baca, Chairman and CEO of Loraca International, Inc. "Calumet will be an integral part of our growing internet mortgage operation as a platform to fund and service loans that Loraca and its subsidiaries originate. Loraca will be better able to maintain and expand relationships with our growing customer base. In addition, Loraca's technology creates cost savings opportunities for Calumet which should enhance the value of their business."

     Calumet Securities is among the oldest continuously operating mortgage companies in the Midwest, which received its seller/servicer approval from the Federal National Mortgage Association (FNMA) and the Department of Housing and Urban Development (HUD) in the 1930's. Calumet Securities originates and services conventional and government loans, primarily in the Midwestern states, for FNMA, FHLMC, FHA, GNMA, VA and various private investors.

     Loraca International, Inc. is an emerging business-to-business e-finance services holding company providing web-enabling technology to firms involved in the mortgage industry.

     Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking information. Those factors include, but are not limited to, changes in technology and product acceptance, regulatory approval processes, ability of Loraca to successfully integrate the acquired businesses, and general economic conditions. Additional information on these and other factors which could affect the Company's financial results are included in its Securities and Exchange Commission filings.


NOTE:  Transmitted on BusinessWire at 12:22 p.m. PST, April 17, 2000.